EXHIBIT (a)(1)(iii)
ENTERCOM COMMUNICATIONS CORP.
ELECTION TO EXCHANGE STOCK OPTIONS
Name of Optionee:
Social Security Number (last 4 digits only): XXX-XX-
     This election is made pursuant to the Entercom Communications Corp. (the “Company”) Offer to Exchange, dated April 13, 2009, including the schedules thereto (the “Offer to Exchange”), and this election to exchange form (the “Election Form,” which, together with the Offer to Exchange, as each may be amended from time to time, constitutes the “Offer”). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Offer to Exchange.
     By executing and delivering this Election Form, I acknowledge and agree that:
• the Company’s acceptance of all of my Eligible Options (the “Tendered Options”) will constitute a binding agreement between the Company and me upon the terms, and subject to the conditions, of the Offer. Upon the Company’s acceptance of the Tendered Options: (i) all the Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of the cancelled Tendered Options; (ii) all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of the cancelled option agreements; and (iii) I will be bound by the terms and conditions of the restricted stock unit grant instrument governing the terms of the restricted stock that is attached as Schedule A of the Offer to Exchange (the “Grant Instrument”);
• under the circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In such event, the Tendered Options will not be accepted and the options and the option agreements related to them will remain in effect and unchanged;
• the restricted stock units to be issued to me in the exchange will be governed by the provisions, restrictions, terms, conditions and other limitations, and will vest in accordance with the vesting schedule, set forth in the Offer to Exchange and the Grant Instrument;
• in order to receive restricted stock units in the exchange, I must continue to be employed by the Company or be a non-employee member of the Company’s Board of Directors and hold Eligible Options from the date I elect to exchange Eligible Options through the date of the Company’s acceptance of the Tendered Options; and
• the Company has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.
By executing and delivering this Election Form, I acknowledge and agree that:
• I have full power and authority to elect to tender the Tendered Options and, when and to the extent the Tendered Options are accepted for exchange by the Company, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable option agreements, and the Tendered Options will not be subject to any adverse claims; and
• upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of my Tendered Options.
     I hereby elect to exchange all of my Eligible Options. I understand all of these Eligible Options will become null and void upon the Company’s acceptance of the Offer. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 5:00 P.M., Eastern Daylight Time, on May 14, 2009, unless the Offer to Exchange is extended by the Company in its sole discretion, in which case the Offer to Exchange will become irrevocable upon expiration of the extension.

Optionee’s Signature	Date

Print Optionee’s Name

Participation Instructions:
1.	This form must be received by the Company before 5:00 P.M., Eastern Daylight Time, on Thursday, May 14, 2009, unless the Offer to Purchase is extended by the Company in its sole discretion.

2.	In order to participate in the Offer to Exchange, complete and sign this form and submit it to the Company by way of one of the following methods:
•	Fax the completed and signed Election Form to (610) 660-5662, attention Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary;

•	Mail the completed and signed Election Form (via certified mail, return receipt requested) to Entercom Communications Corp., 401 City Ave., Suite 809, Bala Cynwyd, PA 19004, Attn: Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary; or

•	Email a scanned version of the completed and signed Election Form in PDF format to “option-exchange” followed by the extension “@entercom.com”.
To Be Completed By Entercom Communications Corp. Upon Acceptance

Entercom Communications Corp. hereby accepts this Election to Exchange Stock Options and agrees to honor this election.

By:

Name:

Title:

Date: